 Exhibit (a)(1)(D)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Lumos Pharma, Inc.
at
$4.25 in cash per share, plus one non-transferable contingent value right per share, which represents the right to receive one or more contingent cash payments upon the achievement of specified milestones
Pursuant to the Offer to Purchase
Dated November 13, 2024
by
DPV MergerSub, Inc.
a wholly-owned subsidiary of
DPV Parent, Inc.
a wholly-owned subsidiary of
Double Point Ventures LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 2024, UNLESS THE OFFER IS EXTENDED
November 13, 2024
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated November 13, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute, the “Offer”) in connection with the offer by DPV MergerSub, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of DPV Parent, Inc., a Delaware corporation (“DPV Parent”), which is a wholly-owned subsidiary of Double Point Ventures LLC, a Delaware limited liability company (“DPV”), to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined in the Offer to Purchase, all of the outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, a “Share”), of Lumos Pharma, Inc., a Delaware corporation (the “Company”), at a price per Share of (i) $4.25 in cash, without interest and less applicable tax withholdings (such amount per Share, the “Cash Consideration”), plus (ii) one non-transferable, unsecured contingent value right, which represents the right to receive additional contingent cash consideration payable upon achievement of certain milestones (a “CVR” and each CVR together with the Cash Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.
The offer price for the Offer is $4.25 per Share in cash, without interest and less applicable tax withholdings, plus one non-transferable contractual CVR per Share, which represents the right to receive additional contingent cash consideration payable upon achievement of certain milestones, upon the terms and subject to the conditions set forth in the Offer to Purchase.
2.
The Offer is being made for all outstanding Shares.

3.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 22, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among DPV, DPV Parent, the Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, without a meeting of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation and a direct wholly-owned subsidiary of DPV Parent (such merger, the “Merger”).

4.
The board of directors of Lumos unanimously: (i) determined that the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Lumos and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transaction contemplated thereby, including the Offer and the Merger, and resolved that the Merger be governed by Section 251(h) of the DGCL; (iii) recommended that Lumos’s stockholders accept the Offer and tender their Shares pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) approved the Merger Agreement and the transactions contemplated thereby for purposes of Section 203 of the DGCL.

5.
The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on December 11, 2024, unless the Offer is extended.

6.
There is no financing condition to the Offer. The Offer is subject to the conditions described in Section 14 of the Offer to Purchase, including the condition that there has been validly tendered and not validly withdrawn before the expiration of the Offer that number of Shares that, together with the Shares, if any, then beneficially owned by DPV Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding.

7.
Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., the depositary and paying agent for the Offer, will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration time of the Offer.
The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of
Lumos Pharma, Inc.
at
$4.25 in cash per share, plus one non-transferable contingent value right per share, which represents the right to receive one or more contingent cash payments upon the achievement of specified milestones
Pursuant to the Offer to Purchase dated November 13, 2024
by
DPV MergerSub, Inc.
a wholly-owned subsidiary of
DPV Parent, Inc.
a wholly-owned subsidiary of
Double Point Ventures LLC
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 13, 2024 (“Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute, the “Offer”), in connection with the offer by DPV MergerSub, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of DPV Parent, Inc., a Delaware corporation (“DPV Parent”), which is a wholly-owned subsidiary of Double Point Ventures LLC, a Delaware limited liability company (“DPV”) to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined in the Offer to Purchase, all of the outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, a “Share”), of Lumos Pharma, Inc., a Delaware corporation (the “Company”), at a price per Share of (i) $4.25 in cash, without interest and less applicable tax withholdings (such amount per Share, the “Cash Consideration”), plus (ii) one non-transferable, unsecured contingent value right, which represents the right to receive additional contingent cash consideration payable upon achievement of certain milestones (a “CVR” and each CVR together with the Cash Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer.
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the expiration time of the Offer.
Dated:
Signature(s)
Please Print Name(s)

Address:

(Include Zip Code)
Area Code and
Telephone No.

Tax Identification or
Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.